Exhibit 11.1

                            COMPETITIVE TECHNOLOGIES, INC.

                     Schedule of Computation of Earnings Per Share

                                                      Year ended July 31,
                                             1997           1996          1995
Loss from continuing operations           $(1,571,045)   $ (588,101)   $ (641,249)
Income (loss) from operations of
  discontinued operations                          --            --        99,468
Net gain (loss) on disposal of
  discontinued operations                          --            --     2,534,505

Net income (loss) applicable to
  common stock                            $(1,571,045)   $ (588,101)   $1,992,724

Common and common equivalents shares -
  primary:
  Weighted average common shares
    outstanding                             5,914,868     5,853,814     5,805,833
  Adjustments for assumed exercise
    of stock options                           60,419*       54,009*        5,986
  Adjustments for assumed exercise
    of stock warrants                           6,421*       15,373*        3,007
  Weighted average number of common and
    common equivalent shares outstanding    5,981,708     5,923,196     5,814,826

Common and common equivalent shares -
  fully diluted:
  Weighted average common shares
    outstanding                             5,914,868     5,853,814     5,805,833
  Adjustments for assumed exercise of
    stock options                              81,910*       66,157*        5,986
  Adjustments for assumed exercise of
    stock warrants                              7,598*       21,507*        3,007
  Weighted average number of common and
    common equivalent shares outstanding    6,004,376     5,941,478     5,814,826

Net income (loss) per share of common
  stock - primary and fully diluted:

  Continuing operations                   $     (0.27)   $    (0.10)   $    (0.11)
  Operations of discontinued operation             --            --          0.02
  Disposal of discontinued operations              --            --          0.43
  Net income (loss) per share of
    common stock                          $     (0.27)   $    (0.10)   $     0.34

* Anti-dilutive.

These calculations are submitted in accordance with the requirements of Regulation S-K item 601 (b) (11) which differ from the requirements of paragraph 40 of Accounting Principles Board Opinion No. 15 and produce an anti-dilutive result.